EXHIBIT 99.1

Release News Release     News Release     News Release     News

Media Contact:
Marina Norville, marina.h.norville@aexp.com, +1.212.640.2832

LETTER FROM AMERICAN EXPRESS

NEW YORK, May 29, 2015 – The following announcement was made in the form of a letter from Kenneth I. Chenault, American Express Chairman and Chief Executive Officer, to American Express employees today:
TO:	All American Express Employees and Contractors
FROM:	Ken Chenault
DATE:	May 29, 2015
RE:	Ed Gilligan

With the heaviest of hearts, I must share some devastating news.   Ed Gilligan – President of our company and friend and inspiration to many inside and outside American Express – became seriously ill on a flight home to New York this morning and has passed away.

This is deeply painful and frankly unimaginable for all of us who had the great fortune to work with Ed, and benefit from his insights, leadership and enthusiasm. Our thoughts and prayers go out to his wife, Lisa, and their four children – Katie, Meaghan, Kevin and Shane. He was a proud husband and father, and his love for his family was evident in all that he did.

Ed also loved American Express.  He devoted his entire career to this company, starting as an intern 35 years ago and moving steadily up all the way to Vice Chairman in 2007 and President in 2013. His contributions have left an indelible imprint on practically every area of our business, from Commercial Card and Travel to International, Consumer, Small Business, Merchant Services, Network Services and, most recently, the group forging our digital partnerships and driving payment innovations. Ed was a living embodiment of our values, embracing both our heritage of service, trust and integrity, as well as our entrepreneurial spirit that has helped continually transform this company through the years. For the time being, I have asked Ed's direct leaders to report to me.

The mark of a true leader is followership, and Ed won the hearts and minds of many thousands. He was a champion of diversity and employee development, and his mentorship has helped create a legacy of strong leaders wherever he went. We mourn his loss, and we will have opportunities to share our memories of him more fully in the coming days. More details will be communicated next week.

In this moment, I know you will join me in personal remembrances of Ed.

###

About American Express

American Express is a global services company, providing customers with access to products, insights and experiences that enrich lives and build business success. Learn more at americanexpress.com and connect with us on facebook.com/americanexpress, foursquare.com/americanexpress, linkedin.com/company/american-express, twitter.com/americanexpress, and youtube.com/americanexpress.

Key links to products and services: charge and credit cards, business credit cards, Plenti rewards program, travel services, gift cards, prepaid cards, merchant services, corporate card and business travel.